UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2012

ELECTRONIC ARTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17948	94-2838567
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 Redwood Shores Parkway

Redwood City, California 94065-1175

(Address of principal executive offices)

(650) 628-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 30, 2012, Electronic Arts Inc., a Delaware corporation (the “Company”), entered into an unsecured committed $500 million revolving credit facility pursuant to a Credit Agreement (the “Credit Agreement”), by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The revolving credit facility terminates on February 29, 2016 (the “Maturity Date”). The Credit Agreement also contains an increase option permitting the Company, subject to certain requirements, to arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $250 million in additional commitments for revolving loans. Proceeds of loans made under the Credit Agreement may be used for general corporate purposes. No loans were made under the Credit Agreement at closing. The Company’s obligations under the Credit Agreement will be guaranteed by certain of its domestic subsidiaries meeting materiality thresholds set forth in the Credit Agreement. As of the closing date, there were no guarantors.

The loans bear interest, at the Company’s option, at the base rate plus an applicable spread or an adjusted LIBOR rate plus an applicable spread, in each case with such spread being determined based on the Company’s consolidated leverage ratio for the preceding fiscal quarter. The Company is also obligated to pay other customary fees for a credit facility of this size and type. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. Principal, together with all accrued and unpaid interest, is due and payable on the Maturity Date. The Company may prepay the loans and terminate the commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, dispose of all or substantially all assets and pay dividends or make distributions, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a capitalization ratio and maintain a minimum level of total liquidity and a minimum level of domestic liquidity.

The Credit Agreement contains customary events of default, including, among others, non-payment defaults, covenant defaults, bankruptcy and insolvency defaults and a change of control default, in each case subject to customary exceptions for a credit facility of this size and type. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement, an obligation by any guarantors to repay the obligations in full and an increase in the applicable interest rate.

J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. are acting as joint bookrunners and joint lead arrangers for the credit facility.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The preceding description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Credit Agreement, dated August 30, 2012, by and among Electronic Arts Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2012	Electronic Arts Inc.

	By:	/s/ Stephen G. Bené
Stephen G. Bené Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Credit Agreement, dated August 30, 2012, by and among Electronic Arts Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.